EXHIBIT 11

                  UNITED VANGUARD HOMES, INC. AND SUBSIDIARIES

                   UNAUDITED COMPUTATION OF EARNINGS PER SHARE
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
          For the Three Months Ended June 30, 1998                    For the Three Months Ended June 30, 1997
          ----------------------------------------------------------------------------------------------------

                        Income      Shares           Per Share        Income            Shares                     Per Share
                    (Numerator)  (Denominator)       Amount           (Numerator)       (Denominator)              Amount
Basic EPS

Net Income          ($143,416)       3,309,910        ($0.04)         ($17,437)            3,301,432              ($0.01)

Effect of Dilutive
 Securities

Stock Options                           34,200                                                28,080
                --------------     -----------    ---------        ------------          -----------            ---------

Diluted EPS
Income available
 to common stock-
 holders plus
 assumed
 conversions        ($143,416)       3,344,110       ($0.04)          $(17,437)            3,329,512              ($0.01)
                    =========        =========       ======           =========            =========              =======

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